EXHIBIT 99.1

Marlin Business Services Corp. Reports First Quarter 2015 Earnings and a Cash Dividend of $0.125 Per Share

First Quarter Highlights:

  Net income of $4.1 million, EPS of $0.31 per share
  Dividend of $0.125 per share
  Risk adjusted net interest and fee margin of 10.25% for the quarter
  Strong capital position, equity to assets ratio of 22.76%
  Total average finance receivables of $622 million, up 5% year-over-year
  112,129 shares repurchased in the first quarter of 2015 under the Company's stock repurchase program
  Launched Funding Stream capital loan product

MOUNT LAUREL, N.J., April 30, 2015 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported first quarter 2015 net income of $4.1 million, or $0.31 per diluted share, compared to $4.6 million and $0.36 per diluted share for first quarter 2014.

"Origination activity for the quarter is higher year over year on stronger dealer demand," said Daniel P. Dyer, Co-founder and Chief Executive Officer. "The growth of our sales force this quarter is part of an active campaign to invest resources in the core business and our new initiatives. We are also excited about our recently announced small business working capital loan product and its long term growth potential," said Dyer.

First quarter 2015 lease and loan production is $81.6 million, compared to $89.5 million in the fourth quarter of 2014 and $74.0 million in first quarter of 2014.

Net interest and fee margin as a percentage of average finance receivables is 12.40% for the first quarter ended March 31, 2015, down slightly from 12.48% in the fourth quarter of 2014 and down 65 basis points from a year ago. The year-over-year decrease in margin percentage is a result of the competitively low interest rate environment and a slight increase in cost of funds. The Company's cost of funds was 85 basis points, compared to 86 basis points for the fourth quarter of 2014 and 80 basis points for the first quarter of 2014.

The allowance for credit losses as a percentage of total finance receivables is 1.47% at March 31, 2015, and represents 228% of total 60+ day delinquencies.

30+ day delinquencies were 0.87% of total finance receivables as of March 31, 2015, 2 basis points higher than the fourth quarter of 2014 and the first quarter of 2014. 60+ day delinquencies were 0.57% of total finance receivables as of March 31, 2015, up slightly, from 0.51% at December 31, 2014. First quarter net charge-offs were 1.70% of average total finance receivables versus 1.56% for the fourth quarter ended December 31, 2014 and 1.38% a year ago.

The Company's efficiency ratio was 52% for the quarter ended March 31, 2015 compared to 54% a year ago.

The Company's consolidated equity to assets ratio is 22.76%. Our risk based capital ratio is 27.25%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlinfinance.com.

In the first quarter of 2015, the Company purchased 112,129 shares of common stock under its stock repurchase program.

The Board of Directors of Marlin Business Services Corp. today declared a $0.125 per share quarterly dividend. The dividend is payable May 21, 2015, to shareholders of record on May 11, 2015. Based on the closing stock price on April 29, 2015, the annualized dividend yield on the Company's common stock is 2.49%.

On March 16, 2015, the Company announced the launch of Funding Stream, a new, flexible loan program of Marlin Business Bank, our wholly owned, federally regulated commercial bank. Funding Stream is tailored to the small business market to provide customers a convenient, hassle-free alternative to traditional lenders and access to up to $100,000 of capital to help grow their businesses.

Conference Call and Webcast

We will host a conference call on Friday, May 1, 2015 at 9:00 a.m. ET to discuss the Company's first quarter 2015 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlinfinance.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (Nasdaq:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2015	2014

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$ 4,534	$ 2,437
Interest-earning deposits with banks	108,595	108,219
Total cash and cash equivalents	113,129	110,656
Time deposits with banks	3,135	—
Restricted interest-earning deposits with banks	1,545	711
Securities available for sale (amortized cost of $5.6 million and $5.8 million at March 31, 2015 and December 31, 2014, respectively)	5,554	5,722
Net investment in leases and loans	628,019	629,507
Property and equipment, net	3,516	2,846
Property tax receivables	6,212	690
Other assets	8,119	8,317
Total assets	$ 769,229	$ 758,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$ 557,835	$ 550,119
Other liabilities:
Sales and property taxes payable	7,052	2,739
Accounts payable and accrued expenses	12,359	14,406
Net deferred income tax liability	16,894	17,221
Total liabilities	594,140	584,485

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,847,888 and 12,838,449 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	128	128
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	87,834	89,130
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(35)	(17)
Retained earnings	87,164	84,725
Total stockholders' equity	175,089	173,964
Total liabilities and stockholders' equity	$ 769,229	$ 758,449

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands, except per-share data)

Interest income	$ 16,487	$ 16,737
Fee income	4,120	3,685
Interest and fee income	20,607	20,422
Interest expense	1,318	1,181
Net interest and fee income	19,289	19,241
Provision for credit losses	3,340	1,732
Net interest and fee income after provision for credit losses	15,949	17,509

Other income:
Insurance income, net	1,466	1,317
Other income	365	382
Other income	1,831	1,699
Other expense:
Salaries and benefits	6,967	7,186
General and administrative	4,093	4,189
Financing related costs	108	290
Other expense	11,168	11,665
Income before income taxes	6,612	7,543
Income tax expense	2,557	2,900
Net income	$ 4,055	$ 4,643

Basic earnings per share	$ 0.31	$ 0.36
Diluted earnings per share	$ 0.31	$ 0.36

Cash dividends declared and paid per share	$ 0.125	$ 0.11

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	3/31/2014	6/30/2014	9/30/2014	12/31/2014	3/31/2015

Net Income:
Net Income	$4,643	$4,936	$4,904	$4,867	$4,055

Annualized Performance Measures:
Return on Average Assets	2.58%	2.69%	2.67%	2.64%	2.17%
Return on Average Stockholders' Equity	11.31%	11.88%	11.50%	11.21%	9.33%

EPS Data:
Net Income Allocated to Common Stock	$4,485	$4,821	$4,762	$4,731	$3,932
Number of Shares - Basic	12,546,680	12,582,313	12,487,968	12,466,264	12,487,241
Basic Earnings per Share	$0.36	$0.38	$0.38	$0.38	$0.31

Number of Shares - Diluted	12,612,997	12,635,520	12,539,717	12,515,904	12,523,258
Diluted Earnings per Share	$0.36	$0.38	$0.38	$0.38	$0.31

Cash Dividends Declared per share	$0.11	$0.11	$0.125	$0.125	$0.125

New Asset Production:
Leased Equipment Volume	$73,995	$88,928	$82,459	$89,362	$80,084
Capital Loan Origination Volume	$0	$0	$0	$0	$235
Subtotal	$73,995	$88,928	$82,459	$89,362	$80,319

Syndication Volume	$0	$0	$0	$91	$1,272
Total Asset Origination	$73,995	$88,928	$82,459	$89,453	$81,591

Implicit Yield on New Originations	11.27%	11.35%	11.06%	10.89%	10.79%

# of Sales Reps	117	117	116	115	125
# of Leases	5,385	6,423	6,130	6,290	5,691
Lease Approval Percentage	65%	67%	65%	66%	63%
Average Monthly Lease Sources	1,001	1,197	1,125	1,147	1,015

Net Interest and Fee Margin:
Interest Income Yield	11.35%	11.17%	10.98%	10.80%	10.60%
Fee Income Yield	2.50%	2.30%	2.55%	2.54%	2.65%
Interest and Fee Income Yield	13.85%	13.47%	13.53%	13.34%	13.25%
Cost of Funds	0.80%	0.81%	0.82%	0.86%	0.85%
Net Interest and Fee Margin	13.05%	12.66%	12.71%	12.48%	12.40%

Average Total Finance Receivables	$589,922	$599,413	$608,290	$614,068	$622,120
Average Net Investment in Leases	$588,729	$598,143	$607,055	$612,910	$620,937

End of Period Net Investment in Leases	$599,307	$613,856	$617,518	$628,384	$626,617

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.85%	0.79%	0.81%	0.85%	0.87%
30+ Days Past Due Delinquencies	$5,815	$5,491	$5,668	$5,997	$6,208

60+ Days Past Due Delinquencies	0.50%	0.51%	0.47%	0.51%	0.57%
60+ Days Past Due Delinquencies	$3,404	$3,544	$3,290	$3,602	$4,057

Net Charge-offs - Total Finance Receivables	$2,040	$2,558	$2,060	$2,388	$2,646
% on Average Total Finance Receivables Annualized	1.38%	1.71%	1.36%	1.56%	1.70%

Allowance for Credit Losses	$8,159	$7,725	$8,371	$8,537	$9,231
% of 60+ Delinquencies	239.69%	217.97%	254.44%	237.01%	227.53%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,686	$1,903	$1,903	$1,742	$1,975

Expense Ratios:
Salaries and Benefits Expense	$7,186	$6,463	$6,313	$6,666	$6,967
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.87%	4.31%	4.15%	4.34%	4.48%

Total personnel end of quarter	283	279	279	285	296

General and Administrative Expense	$4,189	$3,969	$3,818	$3,630	$4,093
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.84%	2.65%	2.51%	2.36%	2.63%

Efficiency Ratio	54.32%	50.38%	48.07%	48.86%	52.37%

Balance Sheet:

Assets
Investment in Leases and Loans	$598,590	$612,722	$616,916	$627,922	$627,167
Initial Direct Costs and Fees	10,085	10,135	10,146	10,122	10,083
Reserve for Credit Losses	(8,159)	(7,725)	(8,371)	(8,537)	(9,231)
Net Investment in Leases and Loans	$600,516	$615,132	$618,691	$629,507	$628,019
Cash and Cash Equivalents	118,595	98,612	104,211	110,656	113,129
Restricted Cash	1,190	963	945	711	1,545
Other Assets	20,735	21,538	16,338	17,575	26,536
Total Assets	$741,036	$736,245	$740,185	$758,449	$769,229

Liabilities
Deposits	538,209	531,930	534,556	550,119	557,835
Other Liabilities	36,676	36,013	35,583	34,366	36,305
Total Liabilities	$574,885	$567,943	$570,139	$584,485	$594,140

Stockholders' Equity
Common Stock	$129	$129	$128	$128	$128
Paid-in Capital, net	91,567	90,115	88,543	89,128	87,832
Other Comprehensive Income (Loss)	(191)	(106)	(84)	(17)	(35)
Retained Earnings	74,646	78,164	81,459	84,725	87,164
Total Stockholders' Equity	$166,151	$168,302	$170,046	$173,964	$175,089

Total Liabilities and
Stockholders' Equity	$741,036	$736,245	$740,185	$758,449	$769,229

Capital and Leverage:
Equity	$166,151	$168,302	$170,046	$173,964	$175,089
Debt to Equity	3.24	3.16	3.14	3.16	3.19
Equity to Assets	22.42%	22.86%	22.97%	22.94%	22.76%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	22.94%	22.81%	23.06%	23.43%	23.21%
Common Equity Tier 1 Risk-based Capital					26.00%
Tier 1 Risk-based Capital	26.07%	25.83%	26.11%	26.14%	26.00%
Total Risk-based Capital	27.32%	27.01%	27.36%	27.39%	27.25%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Common Equity Tier 1 Risk-based Capital became effective on January 1, 2015.
CONTACT: Lynne Wilson
         888 479 9111 Ext. 4108
         lwilson@marlinleasing.com